Exhibit 10.24

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

400 S. JEFFERSON (CHICAGO), LLC,

A Delaware limited liability company as

Seller

AND

SERIES C, LLC

An Arizona limited liability company

as Purchaser

Property: 400 S. Jefferson, Chicago, IL 60607

Hillshire Brands Headquarters

Dated: April 19, 2013

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 19th day of April, 2013, by and between 400 S. JEFFERSON (CHICAGO), LLC, a Delaware limited liability company, (“Seller”), and SERIES C, LLC an Arizona limited liability company (“Purchaser”).

W I T N E S S E T H:

A.	WHEREAS, Seller is the owner of certain Property (as defined below) located at 400 S. Jefferson, Chicago, Illinois 60607 commonly known as the Hillshire Brands Headquarters; and

B.	WHEREAS, Seller desires to sell, and Purchaser desires to purchase the real estate and related assets hereinafter described, at the price and on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE 1: PROPERTY/PURCHASE PRICE

1.1	Certain Basic Terms.

(a)	Purchaser and Notice Address:

Series C, LLC

c/o Cole Real Estate Investments

2325 E. Camelback Road, Suite 1100

Phoenix, Arizona 85016

Attention: Legal Department

Facsimile: 480-449-7012

with a copy to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326

Attention: Marc Bulson, Esq.

Facsimile: 404-365-9532

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(b)	Seller and Notice Address:

400 S. Jefferson (Chicago), LLC

c/o Sterling Bay Companies, LLC

Attn: Dean J. Marks, Esq.

1040 W. Randolph

Chicago, Illinois 60607

Telephone (312) 466-4100

Facsimile (312) 466-4101

Email: dmarks@sterlingbay.com

(c)	Effective Date:	April 19, 2013

(d)	Purchase Price:	NINETY SEVEN MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($97,500,000.00) subject to the prorations, adjustments, credits, allocations and holdbacks as expressed herein.

(e)	Earnest Money:	ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) as Initial Earnest Money (as defined below) with Additional Earnest Money (as defined below) of TWO MILLION AND 00/100 DOLLARS ($2,000,000.00) upon expiration of the Due Diligence Period for a total of THREE MILLION AND 00/100 DOLLARS ($3,000,000.00) as Earnest Money (as defined below) together with any interest earned thereon.

(f)	Due Diligence Period:	The period commencing as of the Effective Date hereof and expiring at 5:00 p.m. Mountain Standard Time on May 3, 2013.

(g)	Closing Date:	May 17, 2013, or as mutually agreed between Seller and Purchaser.

(h)	Title Company and Escrow Agent:	Chicago Title Insurance Company Attn: Jennifer Rench 10 South LaSalle St., Suite 3100 Chicago, IL 60603 Telephone (312) 223-2986 Facsimile (312) 223-5801 Email: jennifer.rench@ctt.com

(i)	Broker:	Eastdil Secured Broker Services, Inc.

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1.2 Subject to the terms of this Purchase and Sale Agreement (the “Agreement”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (the “Property”):

(a) The real property described in Exhibit A attached hereto, together with the buildings and all improvements thereon (the “Improvements”), and all appurtenances of the above-described real property, including easements or rights-of-way relating thereto, and, all right, title, and interest, if any, of Seller in and to the land lying within any street or roadway adjoining the real property described above or any vacated or hereafter vacated street or alley adjoining said real property.

(b) All of Seller’s right, title and interest in and to the tangible personal property owned by Seller, if any, (the “Personal Property”), provided, however, that the Personal Property shall not include any personal property of any tenant of the Property. The parties shall finalize and schedule any Personal Property owned by Seller to be transferred to Purchaser at Closing during the Due Diligence Period, and the same shall be set forth on Exhibit B, attached hereto and made a part hereof.

(c) All of Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable, which extend beyond midnight of the day preceding the Closing Date and without warranty (the “Intangible Personal Property”): (1) leases, licenses, and permits relating to the operation of the Property, (2) all of the assignable service or management contracts, equipment, labor or material contracts, maintenance or repair contracts or other agreements (other than the Leases and any leasing commission agreements) that Purchaser elects to assume at Closing that are in force and effect and affect the Property or the operation, repair or maintenance thereof, a complete list of such contracts or agreements being contained in Exhibit F (the “Service Contracts”), (3) all guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction, operation, repair or maintenance of the Property, (4) all of Seller’s right title and interest in and to (i) that certain Office Lease dated January 19, 2012, as amended by a First Amendment to Office Lease dated as of August 3, 2012, and a Second Amendment to Office Lease dated as of March 12, 2013 between Seller as landlord and The Hillshire Brands Company, a Maryland corporation (“Hillshire”) formerly known as Sara Lee Corporation as tenant (together with any amendments which may be executed between Seller and tenant prior to Closing, the “Hillshire Lease”), for the use and occupancy of the Property as further set forth in the Hillshire Lease, and (ii) that certain Lease Agreement dated January 20, 2012, between Seller as landlord and Sterling Bay Companies, LLC, an Illinois limited liability company (“SBC”) as tenant (the “SBC Lease” and together with the Hillshire Lease, the “Leases”; and the tenants under the Leases are herein, collectively, referred to as the “Tenants”).

(d) Post-Closing Leasing Matters. The parties acknowledge and agree that (i) notwithstanding the terms of the Hillshire Lease with respect to the Annex Space as set forth in the Second Amendment thereto, the SBC Lease shall remain in full force and effect following the Closing, and SBC shall pay to Purchaser on a monthly basis all rent, operating expenses, and other pass-through items due from SBC under the SBC Lease through the Annex Space Rent

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Commencement Date as defined in the Hillshire Lease; (ii) the SBC Lease shall terminate without further action required by the parties hereto or SBC upon the Annex Space Rent Commencement Date under the Hillshire Lease; (iii) following the Closing, Seller shall continue working with Hillshire to complete all obligations of Seller as landlord under the Hillshire Lease, including, without limitation, the demolition of the Annex Space for delivery to Hillshire for its occupancy of such Annex Space as contemplated by the Second Amendment to the Hillshire Lease; (iv) at Closing Seller shall buy-out the abatement due to Hillshire as contemplated by the Second Amendment to the Hillshire Lease; and (v) in the event the Annex Space Turnover Date (as defined under the Hillshire Lease) is delayed due to a default of Seller as landlord under the Hillshire Lease (and expressly excluding any Tenant Delay as defined in the Hillshire Lease), Seller shall be liable to Purchaser for any amounts of additional abatement due to Hillshire under the Hillshire Lease for such delay in delivering the Annex Space pursuant to the terms and conditions of the Hillshire Lease. The provisions of this Section shall survive the Closing.

1.3 Earnest Money. Within two (2) business days of the execution and delivery of this Agreement by Purchaser, Purchaser shall deposit with the Title Company by wire transfer of immediately available funds to an account designated by the Title Company the amount of ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) as “Initial Earnest Money”. If, prior to the expiration of the Due Diligence Period Purchaser has not elected to terminate this Agreement pursuant its rights hereunder, then within one (1) business day of the Due Diligence Period expiration date, Purchaser shall deposit an additional amount of TWO MILLION AND 00/100 DOLLARS ($2,000,000.00) as “Additional Earnest Money” for a total of THREE MILLION AND 00/100 DOLLARS ($3,000,000.00, which funds plus all interest earned thereon are referred to in this Agreement as the “Earnest Money”). The Title Company shall hold the Earnest Money in a strict joint order escrow pursuant to the terms of Article 9 of this Agreement, and the parties shall direct the Title Company to deposit the Earnest Money in a federally insured, interest-bearing, joint order account with the cost of such escrow to be split by the parties. Seller and Purchaser agree to execute such additional escrow instructions as Title Company may reasonably require and which are not inconsistent with the provisions hereof; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control. The Earnest Money shall be, except in the case of an uncured default by Seller, the failure of any of the conditions for the benefit of Purchaser set forth in Paragraph 5.2 hereof, or if Purchaser elects to terminate this Agreement pursuant to Paragraphs 2.5, 3.3, 3.4, 4.4, or 7.1, non-refundable to Purchaser. In the event that Purchaser fails to timely deposit any portion of the Earnest Money with the Escrow Agent, and if such failure continues for a period of one (1) business day after notice from the Seller in the case of the Additional Earnest Money deposit, such failure shall constitute a default by the Purchaser hereunder, and Seller may elect to terminate this Agreement, in which event neither party shall have any further liability or obligation to the other.

ARTICLE 2: INSPECTIONS

2.1 Property Information. To the extent not already provided to Purchaser prior to the date hereof, within three (3) business days after the Effective Date Seller shall make available to

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the Purchaser, to the extent in Seller’s possession, the information and documents set forth Exhibit C, attached hereto and made a part hereof (“Property Information”). Purchaser, at its expense, may make photocopies of such Property Information as Purchaser may determine. To Seller’s Knowledge, within three (3) business days of the Effective Date, Seller shall have provided Purchaser with, or have made available to Purchaser, true, complete and correct copies of all Property Information. Seller shall make available for interview by the Purchaser from time to time, technical, executive and other mutually agreed personnel of Seller having knowledge of physical and legal status of the Property. In addition, during the term of this Agreement, Seller shall use commercially reasonable efforts to make available to Purchaser such other documents or information regarding the ownership or operation of the Property which are in the possession or reasonable control of Seller or its agents and which Purchaser may reasonably request, provided that (a) Seller shall have no obligation to deliver to Purchaser Seller’s internal memoranda or correspondence, attorney-client privileged materials, internal appraisals, or economic evaluations of the Property prepared by Seller or its affiliates solely for internal use or for the information of the investors in Seller, and (b) the receipt of such additional information as may be requested by Purchaser pursuant to this Section 2.1 shall in no event be a condition precedent to Purchaser’s obligations hereunder, nor shall the failure of Seller to provide any such additional information be construed as a default by Seller.

2.2 Confidentiality. The Property Information and all other information, other than matters of public record, furnished to, or obtained through inspection of the Property by, Purchaser, its consultants, affiliates, lenders, employees, agents, investors, successors and assigns relating to the Property, will be treated by Purchaser, its consultants, affiliates, lenders, employees, agents, investors, successors and assigns as confidential, and subject to the terms of Paragraph 10.2 will not be disclosed to any other party without prior written authorization of Seller other than on a need-to-know basis to Purchaser’s consultants, affiliates, lenders, employees, agents, investors, successors and assigns who agree to maintain the confidentiality of such information, and will be returned to Seller by Purchaser if the Closing does not occur; provided, however, Purchaser shall be entitled to retain copies of any such materials to the extent Purchaser customarily retains same pursuant to its record retention policy for legal or regulatory purposes. The provisions of this Paragraph 2.2 are intended to be read together with the provisions of Paragraph 10.2.

2.3 Inspections in General. Prior to the Closing Date, Purchaser, its agents, and employees shall have the right to enter upon the Property upon reasonable prior notice to Seller (which notice shall not be required to comply with the provisions of Section 10.11 hereof, and may be delivered electronically to poconnor@sterlingbay.com) for the purpose of making non- invasive inspections at Purchaser’s sole risk, cost and expense. All of such entries upon the Property shall be at reasonable times during normal business hours (except to the extent that the nature of investigations requires access at other times) and after at least 24 hours prior notice to Seller or Seller’s agent, and Seller or Seller’s agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Property. Prior to Closing, upon reasonable prior notice given by Purchaser to Seller, Purchaser shall have the right to contact Tenants, provided Seller shall have the right to be present during any such Tenant contacts. Purchaser

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shall utilize its best efforts to minimize any disruption to Tenants and Tenants’ licensees, invitees, employees and agents at the Property during such inspections. If Purchaser defaults hereunder, Purchaser shall provide Seller with a copy of the results of any tests and inspections made by Purchaser, excluding market and economic feasibility studies. If any inspection or test disturbs the Property, Purchaser will immediately restore the Property to the same condition as existed immediately before the inspection or test. Purchaser shall defend, indemnify Seller and hold Seller, Seller’s trustees, officers, tenants, agents, contractors and employees and the Property harmless from and against any and all losses, costs, damages, claims, or liabilities, including but not limited to, mechanic’s and materialmen’s liens and Seller’s attorneys’ fees, arising out of or in connection with Purchaser’s inspection of the Property as allowed herein, but excluding any liability associated with or arising out of pre-existing conditions brought to light by Purchaser’s inspections. Such indemnification shall survive the Closing Date for a period of one (1) year. Prior to entering the Property, Purchaser shall provide Seller with a certificate of insurance in an amount reasonably acceptable to Seller showing Seller as additional insured.

2.4 Environmental Inspections and Release. The inspections under Paragraph 2.3 may include a non-invasive Phase I environmental inspection of the Property, but no Phase II environmental inspection or other invasive inspection or sampling of soils or materials, including without limitation construction materials, either as part of the Phase I inspection or any other inspection, shall be performed without the prior written consent of Seller, which may be withheld in its sole and absolute discretion, and if consented to by Seller, the proposed scope of work, location of any borings to be drawn, and the party who will perform the work shall be subject to Seller’s review and approval.

2.5 Termination During Due Diligence Period. If Purchaser determines, in its sole and absolute discretion, before the expiration of the Due Diligence Period that the Property is unacceptable for Purchaser’s purposes, Purchaser shall have the right to terminate this Agreement by giving to Seller written notice of termination (the “Termination Notice”) before the expiration of the Due Diligence Period, and provided Purchaser is not in default hereunder pursuant to any notice from Seller delivered prior to such date, Seller shall promptly authorize the Escrow Agent to refund the Earnest Money to Purchaser, and neither party shall have any further rights or liabilities hereunder except for those provisions which survive the termination of this Agreement. If Purchaser shall fail to provide the Termination Notice to Seller on or before the expiration of the Due Diligence Period, then Purchaser shall be deemed to have waived any objection as a result of Purchaser’s due diligence, Purchaser shall no longer be entitled to terminate this Agreement as a result of its due diligence, and this Agreement shall continue in full force and effect.

2.6 Purchaser’s Reliance on its Investigations. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE WARRANTIES IN THE DEED, ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE DELIVERED AT THE CLOSING (COLLECTIVELY, “SELLER’S WARRANTIES”), THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER

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EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, PURCHASER AGREES TO ACCEPT THE PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS AND ALL LATENT AND PATENT DEFECTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR SELLER’S WARRANTIES. EXCEPT FOR SELLER’S WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO (A) FITNESS FOR ANY PARTICULAR PURPOSE, (B) MERCHANTABILITY, (C) DESIGN, (D) QUALITY, (E) CONDITION, (F) OPERATION OR INCOME, (G) COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, (H) ABSENCE OF DEFECTS, (I) ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, (J) ABSENCE OF FAULTS, (K) FLOODING, OR (L) COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE PROPERTY AND THAT EXCEPT FOR SELLER’S WARRANTIES PURCHASER IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON SELLER’S BEHALF CONCERNING THE PROPERTY. THE PROVISIONS OF THIS PARAGRAPH 2.6 SHALL SURVIVE ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE DEED.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1 Delivery of Title Commitment. Prior to the date hereof, Seller has caused to be delivered to Purchaser an updated title commitment in the form of the American Land Title Association Owner’s Policy, Standard Form B, 2006, (or other form required or promulgated pursuant to applicable state insurance regulations) issued by the Title Company (the “Preliminary Title Commitment”), covering the Property, for an owner’s title insurance policy (the “Title Policy”) to be issued by the Title Company, which Preliminary Title Commitment shall set forth the state of title to the Property and all exceptions, including easements, restrictions, rights of way, covenants, reservations and other conditions, if any, affecting the Property, together with true, correct and legible copies of all recorded instruments creating or evidencing such matters. The Preliminary Title Commitment shall also cover and the Title Policy shall insure any easements benefiting or serving the Property. The basic Title Policy plus deletion of general exceptions 1 – 5 (“extended coverage”) shall be at Seller’s expense. Purchaser may request such other customary title insurance endorsements (including, but not limited to, contiguity, access, survey, P.I.N., 3.1 zoning endorsement and location endorsements) as Purchaser may reasonably require, provided however, the cost and expenses of such endorsements shall be borne by the Purchaser. The unwillingness of the Title Company to issue any additional endorsements beyond those required to be provided by the Seller shall not be a basis for terminating this Agreement after expiration of the Due Diligence Period.

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3.2 Delivery of ALTA Survey. Prior to the date hereof Seller has caused to be delivered to Purchaser a new ALTA survey (the “Survey”) of the Property, prepared and certified by a duly licensed land surveyor in accordance with the most current ALTA standards. At Closing Purchaser shall credit to Seller the reasonable cost of the Survey and any updates thereto that were paid by Seller prior to Closing. The Survey shall be staked and shall show the location of all improvements, highways, streets, roads, easements and rights of way (visible or recorded), and other such matters, labeled with recording references to any recorded instrument evidencing or creating the same. In addition, the Survey shall contain the surveyor’s certification to the Purchaser, the Purchaser’s mortgagee, if any, and the Title Company that it is correct and that there are no discrepancies, conflicts, encroachments, protrusions, or overlapping of improvements, and that the Property does not lie within a flood plain. The Survey also shall show (i) the total acreage and square footage comprising the Property, together with a metes and bounds legal description thereof which shall be the same as the legal description contained in the Preliminary Title Commitment; (ii) the location of the adjoining streets and the distance to and the names of the nearest intersection streets; and (iii) all access to public roads and ways. The Preliminary Title Commitment shall be updated to reflect the Survey and such other administrative comments of Seller such as the desired entity to be shown as the proposed insured (the “Title Commitment”). The Survey shall be certified to the Seller, its assigns, Purchaser, the Title Company, and such other persons as Seller and Purchaser may agree.

3.3 Title/Survey Review and Cure. Purchaser shall have until 5:00 p.m. Central Standard Time on April 23, 2013 to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Preliminary Title Commitment or the Survey which notice (the “Title Notice”) must specify the reason such matters are not satisfactory. Failure to timely provide Seller with the Title Notice shall constitute approval by Purchaser of all matters disclosed in the Preliminary Title Commitment and Survey. Any item contained in the Preliminary Title Commitment or any matter shown on the Survey to which Purchaser does not object to in its Title Notice shall be deemed a Permitted Exception. The parties shall then have five (5) days following the receipt of the Title Notice to make such arrangements or take such steps as they shall mutually agree to satisfy Purchaser’s objections; provided, however, that except as expressly provided below with respect to Unpermitted Title Exceptions, Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title or survey objections, and Seller shall not be deemed to have any obligation to cure unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser given or entered into on or prior to the expiration of the Due Diligence Period which recites that it is in response to a Title Notice. It is acknowledged and agreed that Seller shall be deemed to have cured a title or survey objection if Seller obtains the commitment of the Title Company to insure or endorse over such title and/or survey objection and pays all costs charged by the Title Company for such insurance. Purchaser’s sole right with respect to any Title or Survey matter to which it objects in a Title Notice given in a timely manner which Seller does not undertake to cure by written notice or

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written agreement as aforesaid shall be to elect by providing Seller with written notice thereof within five (5) days following the expiration of the aforesaid five (5) day period to either (i) terminate this Agreement and receive the refund of its Earnest Money and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement; or (ii) accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser in the Title Notice which Seller is unwilling or unable to cure, without any deductions or offsets to the Purchase Price. For purposes of this Agreement, the term “Permitted Exceptions” shall mean all title exceptions and survey matters pertaining to the Property which: (i) are not the subject of a Title Notice made by Purchaser pursuant to this Section, (ii) constitute title and/or survey objections made by Purchaser in the Title Notice which Seller shall have elected not to cure (or cause the Title Company to endorse over), and which Purchaser has elected to accept pursuant to this Section; (iii) liens, exceptions or restrictions or other matters caused or created by Purchaser, its respective affiliates, agents, employees or contractors, (iv) taxes and special assessments not due or payable as of the Closing Date, or (v) applicable zoning and building laws and ordinances. Notwithstanding anything to the contrary contained herein, Seller shall be obligated to cure or otherwise remove as a title exception no later than the Closing Date the following (collectively, “Unpermitted Title Exceptions”): (i) all mortgages, security deeds or other security instruments encumbering the Property, (ii) all past due ad valorem taxes and assessments, owners association, roadway or other easement fees, dues or assessments of any kind, whether or not of record, which constitute, or may constitute, a lien against the Property, and (iii) any judgments, mechanic’s lien or other lien or monetary encumbrance affecting the Property. If not so cured or removed, Purchaser may deduct from the Purchase Price at Closing the amount necessary to pay any such Unpermitted Title Exception.

3.4 Subsequent Review. Whether or not Purchaser shall have furnished to Seller any objection to matters disclosed on the Title Commitment or Survey pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing of any objections to title or matters of survey first arising or raised by the Title Company or the surveyor between the effective date of the Title Commitment or the Survey (as applicable), and the Closing Date (“Gap Period Objections”), so long as such title or survey matter is not attributable to Purchaser or Purchaser’s inspections. Each party shall notify the other of any Gap Period Objections by written notice within two (2) business days of learning of the Gap Period Objections. Purchaser reserves the right to date down the Title Commitment at any time (at its expense) in order to verify that no Gap Period Objections have arisen, provided that the additional cost or expense of any such date down shall be borne by Purchaser. Subject to Seller’s obligation to cure Unpermitted Title Exceptions which shall also apply to any Gap Period Objections (but only to the extent the same are not attributable to Purchaser), Seller shall have until the earlier of two (2) business days after receipt of Purchaser’s notice of any Gap Period Objection, or the Closing Date, to give Purchaser notice that (i) Seller will remove or cure such Gap Period Objection; or (ii) Seller elects not to cause such Gap Period Objection to be removed or cured. If Seller agrees to cure the Gap Period Objection, then Seller shall do so prior to the Closing Date. If such objection is not so cured or satisfied, and such Gap Period Objection

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is not attributable to Purchaser, then Purchaser may by written notice to Seller either (a) terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser by Escrow Agent, and the parties shall have no further rights or obligations hereunder, except for those provided in Paragraph 8.2 if any such Gap Period Objection is the result of any breach of this Agreement by Seller, and except for those which expressly survive any such termination, or (b) waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1 Ongoing Operations. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property as a commercial office building, substantially in the same manner as it did before the Effective Date, and will not make any material alterations or changes to the Property except as required or contemplated by the Hillshire Lease. In addition, Seller shall not voluntarily transfer, alter, encumber or hypothecate Seller’s interest in the Property or enter into, or consent in writing to, any easement, encumbrance, covenant, condition, restriction or right of way affecting the Property, or any modification or amendment thereof, without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

4.2 Performance under Service Contracts. During the pendency of this Agreement, Seller will perform its material obligations under the Service Contracts and other agreements that may affect the Property. Seller shall, at Seller’s sole cost and expense, at or prior to the Closing, terminate all Service Contracts, except those Service Contracts that Purchaser notifies Seller that it elects to assume, which notification shall be provided not later than the Due Diligence Period expiration date. Notwithstanding the foregoing, to the extent any Service Contract is required to remain in effect by Tenant under the Hillshire Lease, Seller shall not be obligated to terminate such Service Contract. The provisions of this Section shall survive Closing.

4.3 New Contracts/Leases. From and after the Effective Date, Seller shall not grant any lease, option, right-of-first refusal, easement or license with respect to the Property; or enter into any agreements or commitments, whether oral or written, which shall obligate the Property or the Purchaser, or its successors or assigns, to make any payments, contributions, donations or dedications with respect to the Property. Seller shall promptly provide copies of any proposed further lease amendments to the Hillshire Lease to Purchaser, and such proposed amendment shall require the consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion.

4.4 Damage or Condemnation. Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened before the Closing, and risk of loss to the Property due to fire, flood or any other cause before the Closing, shall remain with Seller unless otherwise agreed to in writing by the parties. If before the Closing the Property or any portion thereof shall be materially damaged, or if the Property or any material portion thereof shall be subjected to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by

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eminent domain or condemnation, then Purchaser may terminate this Agreement by written notice to Seller given within 5 days after Purchaser learns of the damage or taking, in which event the Earnest Money shall be returned to Purchaser. If the Closing Date is within the aforesaid 5-day period, then Closing shall be extended to the next business day following the end of said 5-day period. If no such election is made, and in any event if the damage is not material, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing of this purchase, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Purchaser any insurance proceeds that may thereafter be made for such damage or destruction (including any rent loss insurance applicable to any period from and after the Closing Date) giving Purchaser a credit at Closing for any deductible under such policies and any self-insured retention. For the purposes of this paragraph, the phrases “Material portion,” “Material damage” and “Materially damaged” means (i) damage reasonably exceeding ten percent (10%) of the Purchase Price to repair, (ii) damage not fully covered by insurance (except to the extent of any deductible or self-insured retention), (iii) a taking which results in a decrease below the amount required by law or under the Leases in the number of parking spaces at the Property, (iv) any damage or taking which gives a Tenant under the Leases the right to terminate such lease (unless such right is waived), and (v) any damage or taking which gives a Tenant under the Leases the right to abate its rent in whole or in part (unless such rental abatement is covered by rental interruption insurance which will benefit Purchaser after Closing).

4.5 Property Management Agreement. Prior to the expiration of the Due Diligence Period, Purchaser and Seller shall work diligently and in good faith to finalize a property management agreement between SBC as property manager and Purchaser as owner (the “Property Management Agreement”), which Property Management Agreement shall provide for (i) a term of one (1) year,; (ii) a right to terminate by Purchaser on no less than thirty (30) days’ written notice after such initial year; (iii) a fee of one percent (1%) of the gross revenues at the Property as the property management fee due to property manager; and (iv) SBC to cooperate and assist Seller, and be liable to Purchaser for the fulfillment of the duties and obligations of Seller and SBC under Section 1.2(d) hereinabove. In the event the parties are unable to finalize the form of Property Management Agreement prior to the expiration of the Due Diligence Period, then either party may terminate this Agreement by notice to the other party, Seller shall promptly authorize the Escrow Agent to refund the Earnest Money to Purchaser, and neither party shall have any further rights or liabilities hereunder except for those provisions which survive the termination of this Agreement.

ARTICLE 5: CLOSING

5.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Seller or Escrow Agent, in Chicago, Illinois, as mutually agreed upon by the parties.

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5.2 Conditions to the Parties’ Obligations to Close. The obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder is contingent upon the following:

(a) The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, subject to any Seller modifications hereafter made to a Property Representation (as defined and provided for in Paragraph 7.1) and which have been accepted by Purchaser;

(b) There shall be no adverse material change between expiration of the Due Diligence Period and the Closing Date in the physical condition of the Property or improvements or in Seller’s obligations with respect thereto, if any;

(c) As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered;

(d) Seller shall have delivered to Purchaser a tenant estoppel certificate from each Tenant dated no more than 30 days prior to the Closing Date in the form attached as Exhibit G (the “Tenant Estoppel Certificate”), and free from material adverse disclosures, changes, or omissions. In addition, prior to the Closing Date Seller will cooperate with Purchaser in requesting from each Tenant a subordination, non-disturbance and attornment agreement in the form required by any lender which is financing Purchaser’s acquisition of the Property, provided that Purchaser acknowledges and agrees that the receipt of such a subordination, non-disturbance and attornment agreement shall not be a condition precedent to Purchaser’s obligation to consummate the purchase of the Property;

(e) There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the other party’s ability to perform its obligations under this Agreement; and

(f) There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby.

(g) An unconditional and irrevocable agreement by the Title Company to issue the Title Policy.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date, in which event the Earnest Money shall be returned to Purchaser, (ii) extend the Closing Date by up to a total of twenty (20) business days to provide additional time for the satisfaction of any such condition, provided that the Closing shall occur

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no later than five (5) business days after the satisfaction of all such conditions, or (iii) or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. If such party elects to close, notwithstanding the nonsatisfaction of such condition, there shall be no liability on the part of the other party for breaches of representations and warranties of which the party electing to close had knowledge as of the Closing. If a party elects to proceed pursuant to clause (ii) above and the applicable condition remains unsatisfied after the end of such extension period, then, at such time, such party may proceed pursuant to either clause (i) or (iii) above. This Section 5.2 shall survive the Closing for a period of one (1) year.

5.3 Seller’s Deliveries in Escrow. On or before the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a) Deed. A Special Warranty Deed (the “Deed”) in the form attached hereto as Exhibit D executed and acknowledged by Seller;

(b) Assignment and Assumption and Bill of Sale. An Assignment and Assumption Agreement in the form of Exhibits E-1 and a Bill of Sale in the form of Exhibit E-2 attached hereto, each executed by Seller;

(c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(d) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

(e) Estoppels. Executed originals of the Tenant Estoppel Certificates;

(f) Title Documents. A title affidavit and/or indemnity agreement in form reasonably required by the Title Company and containing the minimum representations and agreements which the Title Company shall require in order to issue the Title Policy in the form described in Section 5.6 below.

(g) Property Management Agreement. Executed originals of the Property Management Agreement.

(h) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.4 Purchaser’s Deliveries in Escrow. On or before the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

(a) Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account. The initial closing step within the escrow shall be for the Title Company to deliver the Purchase Price to Seller;

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(b) Assignment and Assumption Agreement. The Assignment and Assumption Agreement executed by Purchaser;

(c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(d) Property Management Agreement. Executed originals of the Property Management Agreement.

(e) Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.5 Closing Statements/Escrow Fees. At the Closing, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent and reasonably agreeable to Seller and Purchaser.

5.6 Title Policy. At Closing, the Title Company shall issue to Purchaser a standard American Land Title Association owner’s form of title policy (on their current form)(the “Title Policy”) in the amount of the Purchase Price insuring fee simple title to the Property vested in the Purchaser subject only to the Permitted Exceptions and the general exclusions and exceptions common to such form of Policy with extended coverage over all of the standard exceptions in such form of policy, and at Purchaser’s option and at Purchaser’s expense, any additional endorsements as provided in Section 3.1.

5.7 Possession. Subject to the Leases, Seller shall deliver possession of the Property to Purchaser at the Closing.

5.8 Transfer Taxes. Seller shall pay the State and County transfer taxes and the “Seller-CTA Portion” of the City of Chicago transfer tax on the transfer of the Property. Purchaser shall pay the cost of the “Buyer-City Portion” of the City of Chicago transfer tax.

5.9 Post-Closing Deliveries. Immediately after the Closing, Seller shall deliver to the offices of Purchaser’s property manager copies or originals of all contracts, and all keys, if any, used in the operation of the Property.

5.10 Closing Costs. At Closing, Seller shall pay the following costs and expenses in connection with the transaction contemplated hereunder: the cost of any title examination and the premium for the owner’s Title Policy with extended coverage over the general exceptions, and the recording costs for releasing any liens affecting the Property. At Closing, Purchaser shall pay the following costs and expenses in connection with the transaction contemplated hereunder: any escrow fees, all costs for any endorsements to the Title Policy requested by Purchaser (other than extended coverage), the cost of any lender’s title policy for Purchaser’s mortgagee, the Survey, and the cost of recording the Deed. Each party shall pay its own attorneys’ fees.

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5.11 Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

ARTICLE 6: PRORATIONS

6.1 Prorations. Adjustments to the Purchase Price shall be prorated on a per diem basis as of the Closing Date, and Purchaser shall be entitled to all income and responsible for all expenses related to the Property beginning at 12:00 A.M. on the Closing Date. All adjustments shall be on an accrual basis except for real estate taxes and assessments, which will be prorated on a cash basis.

6.2 Rent. Except as provided in subparagraph (b) below, Seller shall pay or credit to Purchaser at the Closing (A) all Rent due under the Leases for the calendar month in which the Closing occurs, prorated for the number of days during such calendar month from, including and after the Closing, and (B) all prepaid and overpaid Rent paid by Tenants, if any.

(a) At Closing, Seller shall provide Purchaser with a statement detailing all payments of Additional Rent for the calendar year in which Closing occurs and a statement detailing the actual Additional Rent expenditures incurred by Seller prior to Closing on which such Additional Rent payments are based. Purchaser shall prepare and send to Tenants all operating statements and data required by the Lease, and Seller shall cooperate and assist Purchaser in preparing same as may be reasonably required and requested by Purchaser. Within sixty (60) days after the Closing Date Seller and Purchaser shall recalculate the proration that would have been made at the Closing based on such actual amounts, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based on such recalculation within ten (10) days of written demand therefor. Notwithstanding the foregoing, in the event a Tenant presents evidence reasonably sufficient to establish that such Tenant is entitled under its Lease to a refund of overpaid Additional Rent attributable to periods prior to the Closing Date then Seller shall reimburse Purchaser for such amount within ten (10) days of written demand therefor unless such amounts were credited to Seller at Closing.

(b) After the Closing, Purchaser shall bill Tenants for all unpaid Rents for any period prior to the Closing due from such Tenants, provided that Purchaser shall have no obligation to institute litigation, commence eviction proceedings or terminate a Lease in connection with any such collections or to continue to bill Tenants for more than sixty (60) days after the Closing. Any Rents due and owing Seller before the Closing by Tenants that is unpaid at the Closing, are herein called “Delinquent Rents”. There shall be no cash credit to Seller at Closing on account of any Delinquent Rents, but following Closing, rental and other payments received by Purchaser or Seller from Tenants shall be first applied toward the

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actual out-of-pocket costs of collection paid to parties other than the managing agent of the Property, then such Rents shall be applied first toward the payment of rent and other charges then currently owed to Purchaser or which will become due to Purchaser within fifteen (15) days after receipt thereof and second to the payment of Delinquent Rents due and owing to Seller.

(c) The provisions of this Section 6.2 shall survive the Closing.

6.3 Prorating of Real Estate Taxes. The parties shall prorate real estate taxes and assessments for the calendar year 2012 (i.e. taxes and assessments due and payable in 2013) as of the Closing Date. Purchaser shall be solely responsible for the payment to applicable authorities of any unpaid real property taxes for the year 2013 (i.e. taxes and assessments due and payable in 2014) when bills for the same are presented. For the avoidance of doubt, all real estate taxes and assessments shall be prorated on a cash basis, and Seller will retain all amounts received from Tenants with respect real estate taxes for the period prior to Closing, as well as a credit for any amounts previously paid by Seller and attributable to the period after the Closing Date as contemplated hereby. If Closing occurs prior to the receipt by Seller of the tax bill for the Property for calendar year 2012, such taxes shall be prorated based upon the tax bill for 2011 and adjusted at such time as the actual tax bill for 2012 is issued. Notwithstanding the foregoing, taxes shall not be prorated with respect to the Property if the Tenants are obligated to pay the full amount of the taxes for the Property directly to the applicable taxing authority. The provisions of this Section 6.3 shall survive the Closing.

6.4 Utility Deposits. Utilities, if and only if to the extent the same are not payable by Tenants, shall be prorated based upon the last reading of meters prior to the Closing Date, which readings shall be obtained by Seller not more than five (5) days prior to the Closing Date. To the extent applicable, Purchaser shall be responsible for making any deposits required with utility companies.

6.5 Insurance Policies. Insurance policies shall not be assigned to Purchaser, and, accordingly, no proration of insurance premiums will be done.

6.6 Sale Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Eastdil Secured, LLC (“Broker”). Except as expressly set forth in this Section 6.6, if any claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby from any party other than Broker, each party shall defend, indemnify and hold harmless the other party from and against any such claim to the extent such claim is based upon any statement, representation or agreement of the indemnifying party. Seller shall pay Broker a commission in accordance with its separate agreement with Broker, and Broker shall provide a lien waiver reasonably satisfactory to Seller and the Title Company at Closing in connection with such commission. The provisions of this Section 6.6 shall survive the Closing and any termination of this Agreement.

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6.7 Tenant Audit Rights. In the event that a Tenant has the right to inspect and audit the books, records and other documents of Seller as landlord under the Leases which evidence operating expenses or other Additional Rent under the Leases, Seller hereby covenants and agrees that it shall retain such books, records and other documents which will enable Tenants to exercise their audit rights thereunder until the date that is six (6) months after the latest date that Tenants could demand an inspection and/or audit thereof pursuant to their Leases and, upon written request therefor from Purchaser, shall provide both Purchaser and Tenants with reasonable access thereto and otherwise reasonably cooperate with both Purchaser and Tenants with respect to such inspection and/or audit by Tenants. In the event Tenants claim any right to a credit, refund or other reimbursement relating to any period prior to the Closing as a result of such audit, Seller shall indemnify, hold harmless and defend Purchaser from any and all claims and related costs, expenses, and/or liabilities relating thereto or arising therefrom. The provisions of this Section 6.7 shall survive Closing for the period set forth hereinabove.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES

7.1 Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a) Organization and Authority. Seller has been duly organized and is validly existing as a limited liability company in good standing in the State of Illinois and is qualified to do business in the State of Illinois. Seller has the full right and authority and has obtained or will obtain prior to the Closing any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Action. There is no agreement to which Seller is a party or to Seller’s knowledge binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller of the Property, including condemnation proceedings, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

(c) Leases. As of the Closing, other than the Leases, and such ancillary agreements which shall been provided to Purchaser as part of the Property Information, if any, no leases of space to or from third parties affect the Property. The Leases delivered to Purchaser are complete and accurate copies, and there are no written or oral promises, understandings or commitments with Tenants other than as set forth in the Leases. The Leases is in full force and effect. Seller has not notified any Tenant that it is in default, Seller has not received any notice from any Tenant that Seller is in default under the Leases, Seller has no knowledge of any existing or uncured default, or any claim of default, under the

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Leases, and no Tenant has asserted or has any defense, set-off or counterclaim with respect to its tenancy or its obligation to pay rent, additional rent and other charges pursuant to its Lease. There are and shall be as of the Closing Date, no leasing commissions now or hereafter payable to any person or entity with respect to the Leases, and all leasing commissions due in connection with the Leases shall have been paid as of the Closing Date. As of the Closing Date, there are no unexpired rental abatements under the Leases, nor any unpaid tenant improvement costs or allowances or other tenant inducements payable by the landlord under the Leases.

(d) Service Contracts. The list of Service Contracts delivered to Purchaser pursuant to this Agreement is true, correct, and complete as of the date of its delivery. Seller has delivered or, pursuant to Section 2.1, shall deliver or make available to Purchaser complete and accurate copies of all such Service Contracts. Neither Seller nor, to Seller’s knowledge, any other party is in material default under any Service Contract.

(e) No Litigation. There is no actual or pending litigation, suit, action or proceeding by any organization, person, individual or governmental agency against Seller with respect to the Property or against the Property as of the date of this Agreement.

(f) Compliance with Law. To Seller’s knowledge, Seller is not in actual receipt of and has not received any written notice, addressed specifically to Seller or its agents and sent by any governmental authority or agency having jurisdiction over the Property that the Property or its use is in material violation of any law, ordinance, or regulation.

(g) Property Information. To Seller’s knowledge, Seller has provided true, complete, and correct copies of all Property Information to Purchaser in accordance with the terms and conditions of this Agreement.

(h) Withholding Obligation. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(i) Environmental Condition. Seller has received no written notice of any violation of Environmental Laws related to the Property or the presence or release (other than as permitted by law) of Hazardous Materials on or from the Property. The term “Environmental Laws” means the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials in effect as of the date of this Agreement. “Hazardous Materials” means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect as of the date of this Agreement, (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) friable asbestos, (vi) flammable explosives, (vii) infectious materials, or (viii) radioactive materials.

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(j) Rights of First Refusal and Options. The Leases do not contain, and Seller has not granted, any options to purchase or rights of first refusal affecting or relating to the Property which has not been waived by the Tenants thereunder, nor is there or any other agreement, written or oral, under which Seller is or could become obligated to sell the Property to another party.

(k) Patriot Act Compliance. Seller is in compliance with the Patriot Act (defined below) and all applicable requirements relating to money laundering and terrorism of governmental authorities having jurisdiction over the Seller. Patriot Act means the Uniting and Strengthening American by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as the same may be amended from time to time.

“Seller’s knowledge,” as used in this Agreement means the current actual knowledge of Patrick O’Connor and each of Scott Goodman and Andrew Gloor, as principals of Seller without any duty of inquiry or investigation; provided, however, Seller represents that such individuals are the parties associated with Seller with the most comprehensive knowledge of the Property and the matters referred to in this Section 7.1.

Seller’s representations and warranties in subparagraphs (c), (d), (e) and (h) (“Property Representations”) are qualified by any knowledge obtained by Purchaser by the expiration of the Due Diligence Period. Seller may further qualify the Property Representations by notice, specifying with reasonable particularity the facts and circumstances known to Seller that make the applicable Property Representation false, misleading or inaccurate, delivered to Purchaser before the Closing Date. If Seller delivers a Property Representation notice within less than three (3) business days before the Closing, then the Purchaser may by notice to Seller extend the Closing Date to that day which is three (3) business days after the date of receipt of the Property Representation notice. If any Property Representation notice delivered after the Due Diligence Period effects a material adverse change in the matter covered by the applicable Property Representation, then Purchaser, as its sole remedy (unless such representation was untrue when made), may terminate this Agreement within three (3) business days after receipt of such notice and receive a refund of the Earnest Money. Subject to the foregoing qualifications, the representations and warranties of the Seller pursuant to this Section 7.1 shall be deemed restated and reaffirmed as of the Closing Date and shall survive the Closing, subject to the terms of Section 10.6 below.

7.2 Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company, in good standing in the State of Arizona and will be

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qualified to do business in the State in which the Property is located at the time of Closing. Except as stated below, Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms. The representation in this Section 7.2(a) is made subject to Purchaser receiving all corporate and partnership approvals necessary to complete this transaction on or before expiration of the Due Diligence Period.

(b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c) Patriot Act Compliance. Purchaser is in compliance with the Patriot Act (defined below) and all applicable requirements relating to money laundering and terrorism of governmental authorities having jurisdiction over the Purchaser. Patriot Act means the Uniting and Strengthening American by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as the same may be amended from time to time.

(d) Financial Capacity. It is expressly understood and agreed that the obligation of Purchaser to purchase the Property is not contingent upon Purchaser’s ability to obtain mortgage financing or any other financing in connection with the purchase of the Property prior to Closing.

ARTICLE 8: DEFAULT AND DAMAGES

8.1 Default by Purchaser. If Purchaser shall default in its obligation to purchase the Property pursuant to this Agreement, Purchaser agrees that Seller shall have the right, as its sole and exclusive remedy, to terminate this Agreement and to have the Escrow Agent deliver the Earnest Money to Seller as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Purchaser and Seller agree that it would be impracticable or extremely difficult to affix damages if Purchaser so defaults and that the Earnest Money, together with the interest thereon, represents a reasonable estimate of Seller’s damages. Seller agrees to accept the Earnest Money as Seller’s total damages and relief hereunder if Purchaser defaults in its obligation to close hereunder. If this Agreement is so terminated, Purchaser shall have no further right, title, or interest in or to the Property.

8.2 Default by Seller. If Seller defaults in its obligations pursuant to this Agreement or breaches the terms hereof prior to Closing, Purchaser’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the

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return by the Title Company to Purchaser of the Earnest Money, and to receive from Seller reasonable, actual, and documented third party out-of-pocket costs incurred by Purchaser in connection with this Agreement up to a maximum amount of $100,000, or (b) to bring a suit for specific performance, provided that the election of one such remedy shall be deemed a waiver of Purchaser’s rights to the other such remedy. Notwithstanding the foregoing, in the event that specific performance is legally unavailable as a remedy to Purchaser because of Seller’s affirmative act in transferring title to the Property to any third party in contravention of Seller’s obligations to Purchaser hereunder, Purchaser shall have the right to pursue any remedy at law or in equity including, without limitation, a claim for damages, provided that such claim shall be subject to the terms and conditions of Section 10.6 hereof. IN NO EVENT SHALL SELLER, ITS DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS, OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE, ATTORNEY, OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY, BEYOND ITS INTEREST IN THE REAL PROPERTY AND THE PROCEEDS THEREOF, FOR ANY CLAIM, CAUSE OF ACTION, OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY. IN NO EVENT SHALL SELLER BE LIABLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES.

8.3 Survival. The terms of this Article 8 shall survive the termination of this Agreement.

ARTICLE 9: MISCELLANEOUS

9.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Purchaser and Seller, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall apply the Earnest Money against the Purchase Price due Seller at Closing.

9.2 Agreement Termination. Upon a termination of this Agreement, either party to this Agreement (the “Terminating Party”) may give written notice to the Escrow Agent and the other party (the “Non-Terminating Party”) of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money to the Terminating Party. The Non-Terminating Party shall then have five (5) business days in which to object in writing to the release of the Earnest Money to the Terminating Party; provided, however, Seller shall have no right to object to the release of the Earnest Money to Purchaser if such request is made on or before expiration of the Due Diligence Period. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

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9.3 Interpleader. Seller and Purchaser mutually agree that in the event of any good faith dispute regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

9.4 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

ARTICLE 10: MISCELLANEOUS

10.1 Parties Bound. Purchaser is a subsidiary owned and controlled by Cole Credit Property Trust III, Inc., a Maryland corporation (“CCPT III”). Purchaser shall have the right to assign the Purchaser’s right, title and interest in this Agreement to an entity affiliated with and under the control of CCPT III, provided that, upon such an assignment, Seller receives an executed assignment and assumption agreement, in form reasonably acceptable to Seller in which such assignee expressly assumes performance of this Agreement for the benefit of Seller. For purposes of this Section 10.1, the term “control” shall mean the power to directly or indirectly determine ordinary business decisions, regardless of whether such power is accompanied by the majority of ownership interests. Notwithstanding the foregoing, no such assignment or designation shall relieve or release Purchaser from any obligations under this Agreement and Purchaser shall remain jointly and severally liable for all of the same together with such assignee until Closing occurs, whereupon the assigning party, but not the assignee, shall be relieved of all obligations arising under this Agreement. Any attempted assignment not in compliance with the provisions of this Section 10.1 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, permitted assigns, heirs, and devisees of the parties.

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10.2 Confidentiality. Each party agrees to maintain in confidence, and not to disclose to any third party, the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to Purchaser, its agents and representatives in connection with Purchaser’s investigation of the Property or the transactions contemplated by the Agreement which is not a matter of public record, provided however, that each party, its agents and representatives may disclose such information and data (a) to such party’s accountants, attorneys, prospective lenders, partners, permitted assignees, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively “Representatives”) to the extent that such Representatives reasonably need to know (in Purchaser’s or Seller’s reasonable discretion) such information and data in order to assist, and perform services on behalf of, Purchaser or Seller and who agree to maintain the confidentiality of such information; (b) to the extent required by any applicable statute, law, regulation, governmental authority or court order; and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. Purchaser and Seller shall consult with one another prior to making any press release intended for general circulation regarding the transactions contemplated hereunder. The provisions of this Section 10.2 shall survive the Closing, or in the event that the Closing does not occur, the termination of this Agreement for a period of twelve (12) months. Purchaser shall not record this Agreement or any memorandum of this Agreement, and any attempted or actual recording of this Agreement or a memorandum thereof by Purchaser shall constitute a default by the Purchaser, and shall permit Seller to terminate the Agreement and retain the Earnest Money.

10.3 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

10.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.5 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Property is located.

10.6 Survival. Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, and agreements contained in this Agreement, including, without limitation, the terms and conditions of this Article 10, shall survive the Closing and the execution and delivery of the Deed only for a period of twelve (12) months immediately following the Closing Date; provided, however, that the indemnification provisions of Paragraph 6.6 shall survive the termination of this Agreement or the Closing, whichever occurs, and shall not be merged, until the applicable statute of limitations with respect to any claim, cause of

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action, suit or other action relating thereto shall have fully and finally expired. Any claim based upon a misrepresentation or a breach of a warranty contained in Article 7 of this Agreement shall be actionable or enforceable if: (i) notice of such claim is given to the party which allegedly made such misrepresentation or breached such covenant, obligation, warranty or agreement within twelve (12) months after the Closing Date, and in no event later than forty-five (45) days following the date on which the party making such claim first learned or became aware of the alleged misrepresentation or breach; (ii) the party receiving such notice of breach or misrepresentation fails to reasonably cure such breach or misrepresentation within five (5) business days of the date of such notice; and (iii) the amount of damages or losses as a result of such claim suffered or sustained by the party making such claim exceeds $10,000. Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of Seller for any and all such breaches or misrepresentations shall be limited to $2,000,000.

10.7 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

10.8 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Purchaser, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

10.9 Time. Time is of the essence in the performance of this Agreement.

10.10 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.

10.11 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by facsimile, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such facsimile notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by facsimile or personal delivery and delivered after 5:00 p.m. Chicago, Illinois time shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

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10.12 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction — to the effect that any ambiguities are to be resolved against the drafting party — shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.13 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Chicago, Illinois time.

10.14 Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time (but in no event to exceed thirty (30) days) after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

10.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or e-mail PDF counterparts of the signature pages.

10.16 Section 1031 Exchange. Either party (“Exchanging Party”) may consummate the transaction contemplated by this Agreement as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or otherwise affected by reason of the Exchange; (b) the consummation or accomplishment of the Exchange shall not be a condition precedent or condition subsequent to the Exchanging Party’s obligations under this Agreement;

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(c) the Exchanging Party shall effectuate the Exchange through an assignment of this Agreement, or its rights hereunder, to a qualified intermediary, provided that such assignment of rights shall not relieve, release or absolve the Exchanging Party of its obligations hereunder; and (d) the Exchanging Party shall pay any and all additional costs that would not otherwise have been incurred by the parties had the Exchanging Party not consummated its portion of the transaction contemplated hereby through the Exchange. The non-exchanging party (“Accommodating Party”) shall reasonably cooperate with the Exchanging Party to execute required documentation to accomplish the Exchange, provided that the Accommodating Party shall incur no cost, expense, delays, or liabilities in connection with the Exchange, and the Exchanging Party hereby agrees to hold harmless, save, and defend the Accommodating Party from any such cost, expense, or liability in connection with the Exchange. The Accommodating Party shall in no event be required to contract for, acquire or hold title to any real property (including the Premises in connection with a “reverse” exchange) for purposes of consummating the Exchange. The Accommodating Party shall not by its agreement or acquiescence to the Exchange (i) have its rights under this Agreement affected or diminished in any manner or (ii) be responsible for compliance with or be deemed to have warranted to the Exchanging Party that the Exchange in fact complies with §1031 of the Code.

10.17 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures Follow]

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SIGNATURE PAGE TO PURCHASE

AND SALE AGREEMENT BY AND

BETWEEN

AND

400 S. JEFFERSON (CHICAGO), LLC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

400 S. JEFFERSON (CHICAGO), LLC, an Delaware limited liability company

By: 400 S. JEFFERSON (MANAGER), LLC, its manager

By:	/s/ Andrew Gloor
Name:	Andrew Gloor
Title:	Manager

PURCHASER:

SERIES C, LLC, an Arizona limited liability company

By:	/s/ Todd J. Weiss
Todd J. Weiss, Authorized Officer

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